Exhibit 4.1

TERADYNE, INC.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 4, 2021

Supplementing the

INDENTURE

Dated as of December 12, 2016

1.25% Senior Convertible Notes due 2023

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 4, 2021, between Teradyne, Inc., a Massachusetts corporation, as issuer (the “Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee have executed and delivered that certain indenture (the “Existing Indenture,” and the Existing Indenture, as supplemented by this Supplemental Indenture, the “Indenture”), dated as of December 12, 2016, relating to the Company’s 1.25% Senior Convertible Notes due 2023 (the “Notes”); and

WHEREAS, the execution and delivery of this Supplemental Indenture without the consent of Holders is authorized by Section 9.01(k) of the Existing Indenture.

NOW, THEREFORE, each party to this Supplemental Indenture agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes.

Capitalized terms used in this Supplemental Indenture without definition have the respective meanings given to them in the Existing Indenture.

Article 1. AMENDMENTS

Notwithstanding anything to the contrary in Section 10.02(b) of the Existing Indenture, the following Settlement Methods will in no event apply to the conversion of any Note with a Conversion Date that is on or after the date of this Supplemental Indenture: (A) Physical Settlement; or (B) Combination Settlement with a Specified Dollar Amount that is less than $1,000 per $1,000 principal amount of Notes.

Article 2. MISCELLANEOUS

SECTION 2.01. INCORPORATION BY REFERENCE OF CERTAIN PROVISIONS OF THE EXISTING INDENTURE.

The provisions of Sections 11.01 and 11.08 to 11.17 of the Existing Indenture will apply to this Supplemental Indenture with the same force and effect as if such Sections were reproduced in this Supplemental Indenture, mutatis mutandis.

SECTION 2.02. RECITALS.

The Recitals set forth in this Supplemental Indenture are set forth exclusively by the Company, and the Trustee will not have any liability or responsibility with respect to such Recitals.

SECTION 2.03. THE TRUSTEE.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the statements contained herein, all of which are made solely by the Issuer, and the Trustee assumes no responsibility for their correctness.

SECTION 2.04. CONTINUING EFFECT.

Except as expressly supplemented and amended by this Supplemental Indenture, the Existing Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Existing Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all the terms and conditions of this Supplemental Indenture, with respect to the Notes, shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused this Supplemental Indenture to be duly executed as of the date first written above.

TERADYNE, INC.

By:	/s/ Sanjay Mehta
Name: Sanjay Mehta
Title: Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Arlene Thelwell
Name: Arlene Thelwell
Title: Vice President

[Signature Page to First Supplemental Indenture]